EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Strategic Distribution, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-110399, 333-39757, 333-06973 and 333-01715) on Form S-8 of Strategic Distribution, Inc. of our report dated March 28, 2006, with respect to the consolidated balance sheets of Strategic Distribution, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2005 annual report on Form 10-K of Strategic Ditribution, Inc.

KPMG LLP

Philadelphia, Pennsylvania
March 28, 2006